Exhibit 99.2

NNN News: Portfolio Update and Outlook

Dear Fellow NNN Investors,

I want to begin our September update by stating that I hope each of you and your loved ones remain in good health and spirits. It has been a year that many of us would just as soon like to get past, with the hopes that 2021 will bring a fresh start. Though the COVID-19 news cycle has waned marginally from earlier months, overall our nation (and globally, too) remains in a constant state of information volatility – arguably above normal even for an election year. As I write this, the equity markets are entering their fourth week of retrenchment and the VIX, a measure of volatility, is at a two-week high. In contrast, when I wrote the August update, the market had been climbing with elated optimism. To quote Warren Buffet, the famous value investor, “Some days Mr. Market gets very enthused, some days he gets very depressed."

The volatility we are seeing is clearly driven, in part, by emotion, but it is also a telling piece of information – namely, that countless investors are trying to read the proverbial “tea leaves” to figure out where stock prices are headed. Though I personally remain cautiously optimistic about RW Holdings NNN REIT’s (“NNN”) future, I will leave the reading of any “tea leaves” to others and am here today simply to provide you with the facts that color my optimism.

Just like our past updates, what we are sharing is not intended to be exhaustive or conclusive; it is simply our clearest snapshot of where we are today and what we know about tomorrow. To make this update readily digestible, we have parceled our activities into the following categories:

Rent Collections – It appears we are entering a period of stability. We have collected all the rents that we anticipated collecting over the past month and have not received any additional or new rent relief requests. We are starting to see similar reports from many other real estate companies too.

Lease Renewals – As mentioned in our August update email, we remain in active dialogue with multiple tenants who have indicated a desire to renew their leases. Though we have no certainty of execution, we anticipate being in a position to sign our first lease renewal within the next month. We believe we could see additional tenants renew their leases before year end. In general, lease renewals will have a positive impact on the value of those assets.

Property Sales – The sale of our Dinan industrial building in Morgan Hill, CA, is still on track to close at the end of October. Additionally, a 1031 buyer (a type of tax sensitive buyer who has a limited window to find a replacement investment property to defer taxes) made an attractive offer to acquire our Island Pacific grocery store located near Sacramento, CA, and we successfully closed on that sale last week. Given that the location was not a long-term strategic fit in our portfolio, and the pricing was attractive, we took advantage of the liquidity opportunity.

Our recent property sales represent another sign to us that the real estate capital markets continue to thaw. Although we will continue to selectively evaluate the possibility of selling assets that either can capture attractive pricing or do not fit our long-term investment strategy, we do not envision selling more than a few more properties opportunistically.

In total, after Dinan closes, we will have $21.1 million in net sales proceeds. With the cash received, we have already paid off $11.6 million in mortgages, repaid $6 million on our line of credit and funded $3.2 million in share redemptions thus far since June.

Rising Net Asset Values – We actively track other non-listed REITs (“NLRs”) within our industry, to include some of the largest NLRs that perform more frequent valuations. Several of these NLRs have started to see an increase in their net asset value (“NAV”) per share and we view this as a positive sign for the industry. Our next scheduled NAV will be conducted in only four months and we are actively exploring the implementation of quarterly valuations in 2021.

A New Acquisition – As we indicated in our August email, we believe the events of 2020 have impacted many crowd funding platforms and other public, non-traded REITs and that buying or merger opportunities will become available. To that end, we are pleased to announce that we have completed the acquisition of the REITless Investment Platform (www.REITless.com), an online investment platform for commercial real estate investment offerings, which currently has two SEC qualified Reg A+ investment fund offerings (“REITless”). You can read more about this acquisition in Exhibit 99.1.

The strategic acquisition of REITless will allow NNN to add new investment choices to our platform, with all the management fee revenue from those products going to NNN. NNN investors are able to not only benefit from rental income and investment management revenue, but also any future increases in our NAV as we pursue an industry consolidation strategy to create future growth. We anticipate similar strategic announcements in the future.

Despite what is proving to be a tumultuous year in the economic lives of each of us as individuals as well as countless corporations, we are presented with numerous facts that fuel our constructive outlook. As mentioned previously, we very much believe the adversity we have recently experienced has presented us with an opportunity to build a better, stronger company – we are well on our way. As always, I remain personally committed to the future of our company and believe we are well equipped to achieve greater success.

Stay Vigilant,

/s/ AARON S. HALFACRE

Aaron S. Halfacre
Chief Executive Officer
RW Holdings NNN REIT, Inc.

Forward-Looking Statements

Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). NNN intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, Section 21E of the Exchange Act and other applicable law. Such statements include, in particular, statements about the economic effects of the COVID-19 pandemic and any economic recovery, rent collections, lease renewals, property sales, rising net asset values, new investment choices, management fee revenue and buying or merger opportunities. Therefore, such statements are not guarantees of future results and are subject to risks, uncertainties and other factors, some of which are beyond NNN’s control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Accordingly, NNN makes no representation or warranty, express or implied, about the accuracy of any such forward-looking statements contained hereunder. Except as otherwise required by federal securities laws, NNN undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, whether as a result of new information, future events or otherwise.